Exhibit 99.4(i)

The Lincoln National Life Insurance Company

Home Office: [1301 S. Harrison Street] Fort Wayne, Indiana [46802-3425]	[Service Office: 100 Liberty Way, Suite 100 Dover, New Hampshire 03820-4695 Telephone: (800) 451-7065 Email: Clientservices@LFG.com]

MERGER AND NAME CHANGE ENDORSEMENT

Merger Effective Date:  October 1, 2021

This endorsement is to be attached to and made a part of your Lincoln Life Assurance Company of Boston policy, contract, or certificate.

On the Merger Effective Date shown above, Lincoln Life Assurance Company of Boston merged with The Lincoln National Life Insurance Company. As a result of the merger, The Lincoln National Life Insurance Company is responsible for all of Lincoln Life Assurance Company of Boston's legal obligations, including your policy, contract, or certificate. In addition, all references in the policy, contract, or certificate to Lincoln Life Assurance Company of Boston are changed to reflect the surviving company name of The Lincoln National Life Insurance Company or Lincoln.

The State of Domicile for The Lincoln National Life Insurance Company (the surviving company) is Indiana.  As a result, any reference in the policy, contract, or certificate to the State of Domicile or Home State is changed to reference Indiana as the location of the State of Domicile or Home State. The Home Office address is: The Lincoln National Life Insurance Company, 1301 S. Harrison Street, Fort Wayne, Indiana 46802.

On the Merger Effective date shown above, Lincoln Life Assurance Company of Boston will cease to exist. The Lincoln National Life Insurance Company (the surviving company) is not an insurer licensed to do business in the State of New York. However, your policy, contract, or certificate shall continue to be governed by and administered in accordance with New York law.

Any references to an Administrative Office location in the policy, contract, or certificate remain unchanged.

The Separate Account referenced in the policy, contract, or certificate is amended to read Lincoln Life Variable Annuity Account LMB-V as established under the laws of Indiana.

All of the other terms and benefits of your policy, contract, or certificate will remain unchanged.

The effective date of this endorsement is the Merger Effective Date as shown above.

Signed for The Lincoln National Life Insurance Company.

President

Please attach this Endorsement to your policy, contract, or certificate.